Exhibit 10.7

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of December 30, 2014, by and between GI TC 850 WINTER STREET, LLC, a Delaware limited liability company  (“Landlord”), and ALKERMES, INC., a Pennsylvania corporation  (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to PDM Unit 850, LLC, a Delaware limited liability company) and Tenant are parties to that certain Lease dated April 22, 2009 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease dated June 15, 2009,  that certain Second Amendment to Lease (the “Second Amendment”) dated November 12, 2013 and that certain Third Amendment to Lease (the “Third Amendment”) dated May 15, 2014 (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 146,629 rentable square feet (as more particularly described in the Lease, the “Original Premises”) in the building located at 850 and 852 Winter Street, Waltham, Massachusetts (the “Building”).

B.

Tenant has requested that additional space containing approximately 13,365 rentable square feet (the “Fourth Expansion Premises”) and approximately 353 square feet of storage space (the “Storage Space” and, together with the Fourth Expansion Premises, the “Fourth Expansion Space”), as shown on Exhibit A hereto, be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.

The Lease by its terms shall expire on February 28, 2021 (the “Expiration Date”), and the parties desire to extend the term of the Lease solely as to the Fourth Expansion Space, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion.
1.1

Addition of Fourth Expansion Premises.  Effective as of January 1, 2015 (the “Fourth Expansion Effective Date”), the Original Premises is increased from approximately 146,629 rentable square feet in the Building to approximately 159,994 rentable square feet in the Building by the addition of the Fourth Expansion Premises, and from and after the Fourth Expansion Effective Date, the Original Premises and the Fourth Expansion Premises, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein.  The term for the Fourth Expansion Premises shall commence on the Fourth Expansion Effective Date and end on the Fourth Expansion Space Expiration Date (as defined in Section 2.1 below) unless sooner terminated in accordance with the terms of the Lease, as amended hereby.  The Fourth Expansion Premises is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Fourth Expansion Space.

1.2	Addition of Storage Space.
1.2.1	Landlord leases to Tenant and Tenant accepts the Storage Space for the term (the “Storage Term”) commencing on the Fourth Expansion Effective Date and ending on the Fourth Expansion Space Expiration Date, unless the Lease or Tenant’s right to possession of the Premises thereunder terminates sooner, in which case the Storage Term shall end on such earlier termination date.

1.2.2

The Storage Space shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever.  Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers.  All items stored in the Storage Space shall be at least eighteen (18) inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any.  Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage.  Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval.  Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time.

1.2.3

All applicable terms and provisions of the Lease shall be applicable to the Storage Space, including, without limitation, Articles 4 and 12 of the Original Lease, except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service or window washing to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space.  Landlord shall provide electricity for standard lighting in the Storage Space, at no additional monthly charge to Tenant.  Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.

1.2.4

Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk.  Tenant agrees to accept the Storage Space in its condition and “as-built” configuration existing on the earlier of the date Tenant takes possession of the Storage Space or the Fourth Expansion Effective Date.  At any time and from time to time, but upon at least thirty (30) days prior written notice, Landlord shall have the right to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space.  Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

1.2.5

Upon termination of the Storage Term or earlier termination of Tenant’s rights to the Storage Space, Tenant shall vacate the Storage Space and deliver the same to Landlord in the same condition that the Storage Space was delivered to Tenant.  At the expiration or earlier termination of the Storage Term, Tenant shall remove all debris and all items of Tenant's personalty from the Storage Space.  Tenant shall be fully liable for all damage Tenant or any of the other Tenant Responsible Parties (as defined in Section 5.02(b) of the Original Lease) cause to the Storage Space.  Tenant shall have no right to hold over or otherwise occupy the Storage Space at any time following the expiration or earlier termination of the Storage Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Storage Space, without first providing notice thereof to Tenant.  In the event of holding over by Tenant after expiration or termination of the Storage Term without the written authorization of Landlord, Tenant shall pay Storage Base Rent (as defined in Section 3.2 below) for such holding over in an amount equal to $12.75 per day for each day of holdover plus all damages, including consequential damages, that Landlord incurs as a result of the Tenant's hold over. During any such holdover, Tenant’s occupancy of the Storage Space shall be deemed that of a tenant at sufferance, and in no event, either during the Storage Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law.  While Tenant is occupying the Storage Space, Landlord or Landlord's authorized agents shall be entitled to enter the Storage Space, upon reasonable notice, to display the Storage Space to prospective tenants.    Landlord agrees that except in the event (a) Tenant is in default under the Lease, as amended hereby, beyond any applicable notice and cure period, (b) Landlord and Tenant are negotiating for or have agreed to an early termination of the Lease, or (c) Landlord and Tenant otherwise mutually agree to the contrary, Landlord shall not show the Storage Space to prospective tenants except during the last twelve (12) months of the term of the Lease (as the same may be further extended).

1.3

Delay in the Fourth Expansion Effective Date.    The Fourth Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Fourth Expansion Space for any reason, including but not limited to, holding over by Prior Tenant (as defined in Section 9.7 below).  Any such delay in the Fourth Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.  If the Fourth Expansion Effective Date is delayed, the Fourth Expansion Space Expiration Date shall not be similarly extended.

2.

Extension.    The term of the Lease solely for the Fourth Expansion Space is hereby extended for a period of six (6) months and shall expire on August 31, 2021 (“Fourth Expansion Space Expiration Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the term commencing the day immediately following the Expiration Date (“Fourth Expansion Space Extension Date”) and ending on the Fourth Expansion Space Expiration Date shall be referred to herein as the “Fourth Expansion Space Extended Term”.

3.	Base Rent.
3.1

Base Rent for the Fourth Expansion Premises.    In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Fourth Expansion Premises during the remainder of the current term and during the Fourth Expansion Space Extended Term as follows:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Rent	Monthly Base Rent
1/1/2015 – 8/31/2015	13,365	$20.43	$273,046.95	$22,753.91
9/1/2015 – 8/31/2017	13,365	$21.78	$291,089.70	$24,257.48
9/1/2017 – 8/31/2019	13,365	$23.19	$309,934.35	$25,827.86
9/1/2019 – 8/31/2021	13,365	$24.65	$329,447.25	$27,453.94

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.2	Storage Base Rent. Tenant shall pay rent for the Storage Space (“Storage Base Rent”) as follows:
Period	Square Footage	Annual Storage Base Rent	Monthly Storage Base Rent
1/1/2015 – 8/31/2021	353	$3,060.00	$255.00

All Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.

4.

Security Deposit.    From and after the Fourth Expansion Effective Date, the security deposit required under the Lease is increased from $1,493,105.25 to $1,565,499.01 (the “New Face Amount”).  No later than thirty (30) days following the date of this Amendment, Tenant shall deliver to Landlord an additional letter of credit (the “Fourth Expansion Premises Letter of Credit”) with a face amount equal to $72,393.76, which Fourth Expansion Premises Letter of Credit shall comply with the terms of Section 2.05 of the Original Lease, as amended by Section 10 of the Second Amendment and Section 4(a) of the Third Amendment, and shall otherwise be in a form and substance reasonably satisfactory to Landlord.  Notwithstanding anything to the contrary contained in the Lease, as amended hereby, in the event that at any time the financial institution which issued the Letter of Credit (as defined in Section 2.05 of the Original Lease) or the Fourth Expansion Premises Letter of Credit, as applicable, is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute Letter of Credit that satisfies the requirements of the Lease, as amended hereby, from a financial institution acceptable to Landlord, in Landlord’s sole discretion.

5.

Tenant’s  Pro Rata Share.  For the period commencing with the Fourth Expansion Effective Date and ending on the Fourth Expansion Space Expiration Date, Tenant's Pro Rata Share for the Fourth Expansion Premises is 7.42% of the Building.  Accordingly, for the period commencing on the Fourth Expansion Effective Date and continuing through the Expiration Date, Tenant's Pro Rata Share is increased from 81.44% of the Building to 88.87% of the Building.  The Storage Space shall not be included in the determination of Tenant’s Pro Rata Share under the Lease.

6.

Additional Rent.  For the period commencing with the Fourth Expansion Effective Date and ending on the Fourth Expansion Space Expiration Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Pro Rata Share of Operating Expenses and Taxes applicable to the Fourth Expansion Premises in accordance with the terms of the Lease, as amended hereby.    Tenant shall not be required to pay Tenant’s Pro Rata Share of Operating Expenses and Taxes in connection with the Storage Space.    Any electricity for the Fourth Expansion Premises shall be payable pursuant to Section 3.01 of the Lease commencing on the Fourth Expansion Effective Date.

7.	Improvements to Fourth Expansion Space.
7.1

Condition of Fourth Expansion Space.  Tenant has inspected the Fourth Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.    Tenant hereby acknowledges and agrees that Landlord has fulfilled all of its obligations pursuant to Exhibit “7.02” to the Original Lease, Section 5(b) of the First Amendment and Section 6 of the First Amendment.  Upon the expiration or earlier termination of the Lease, Tenant shall remove all personal property from the Fourth Expansion Space and surrender the Fourth Expansion Space in accordance with the terms of the Lease including, without limitation, Section 15.1 of the Original Lease.  Tenant is in the process of purchasing certain furniture and/or equipment listed on Exhibit B (collectively, the “Personal Property”) and owned by Prior Tenant.  Landlord has agreed to allow the Personal Property to remain in the Fourth Expansion Space prior to the Fourth Expansion Effective Date.  Landlord (i) shall not be liable for any loss of or damage to the Personal Property, (ii) disclaims any ownership of and responsibility for the Personal Property, and (iii) makes no representation as to its nature, suitability, quality or condition.  Tenant acknowledges that it is relying solely on its own investigation of the Personal Property and not on any information provided by Landlord.  Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant must, at Tenant’s sole cost and expense, remove the Personal Property from the Premises upon the expiration or sooner termination of the Lease.  Personal Property left in the Premises shall be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale.

7.2

Responsibility for Improvements to Fourth Expansion Space.  Any construction, alterations or improvements to the Fourth Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease.  In any and all events, the Fourth Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Fourth Expansion Space are incomplete on the Fourth Expansion Effective Date for any reason whatsoever.  Any delay in the completion of initial improvements to the Fourth Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

8.

Early Access to Fourth Expansion Space.  During any period that Tenant shall be permitted to enter the Fourth Expansion Space prior to the Fourth Expansion Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Tenant’s Pro Rata Share of Operating Expenses and Taxes

as to the Fourth Expansion Space.  If Tenant takes possession of the Fourth Expansion Space prior to the Fourth Expansion Effective Date for any reason whatsoever (other than the performance of work in the Fourth Expansion Space with Landlord's prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses and Taxes as applicable to the Fourth Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Fourth Expansion Effective Date.

9.	Extension Options.
9.1

Tenant acknowledges and agrees that Tenant’s right to extend the term of the Lease set forth in Article 22 of the Original Lease applies solely to the Original Premises, and that Tenant’s right to extend the term of the Lease only with regard to the Fourth Expansion Space shall be governed by this Section 9.  Provided that (i) Tenant is not in default after any applicable notice and cure periods have expired under the Lease, as amended hereby, at the time Tenant gives its Fourth Expansion Space Extension Notice (as defined blow) or at the time the applicable Fourth Expansion Space Option Term would commence, or (ii) no sublets of more than 50% of the Fourth Expansion Space are then in effect that required Landlord's consent under Article 13 of the Original Lease, Tenant shall have the right, at its election, to extend the Fourth Expansion Space Term for two (2) additional periods of five (5) years each (each, a “Fourth Expansion Space Option Term”) commencing upon the expiration of the Fourth Expansion Space Term or first Fourth Expansion Space Option Term, as applicable, provided that Tenant shall give Landlord an irrevocable (except as expressly set forth in Section 22.04 of the Original Lease) written notice (a “Fourth Expansion Space Extension Notice”) in the manner provided in Section 18.01 of the Original Lease of the exercise of its election to so extend at least twelve (12) months, and no more than fifteen (15) months prior to the expiration of the Fourth Expansion Space Term (as the same may have been extended). Except for this Section 9 with respect to the second such Fourth Expansion Space Option Term, the provisions of the Work Letter, and as expressly otherwise provided in this Amendment, all the agreements and conditions in the Lease, as amended hereby, shall apply to the applicable Fourth Expansion Space Option Term, including without limitation the obligation to pay Additional Rent for Tenant’s Pro Rata Share of Taxes and Tenant’s Pro Rata Share of Operating Expenses. If Tenant shall give written notice as provided in Section 18.01 of the Original Lease of the exercise of the election in the manner and within the time provided aforesaid, the Fourth Expansion Space Term shall be extended upon the giving of the notice without the requirement of any action on the part of Landlord.

9.2

The annual Base Rent payable for each year during any Fourth Expansion Space Term shall be ninety-five percent (95%) of the market rent as determined in the manner set forth in Sections 22.03, 22.04 and 22.05 of the Original Lease, but in no event less than the annual Base Rent payable immediately prior to the commencement of the Fourth Expansion Space Option Term in question.  If the annual Base Rent for any Fourth Expansion Space Option Term has not been determined by the commencement date of such Fourth Expansion Space Option Term, Tenant shall pay Base Rent at the last annual rental rate in effect for the expiring term until such time as annual Base Rent for the Fourth Expansion Space Option Term has been determined. Upon such determination, the Base Rent for the Fourth Expansion Space shall be retroactively adjusted to the commencement of such Fourth Expansion Space Option Term.  If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof.  If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

10.

Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

10.1

Parking.    Effective as of the Fourth Expansion Effective Date, Tenant shall have the right to use forty-four (44) additional non-designated parking spaces (based on a parking ratio of 3.3 parking spaces per 1,000 rentable square feet of the Fourth Expansion Premises) in the parking areas shown on Exhibit “20.10” to the Lease.  Accordingly, effective as of the Fourth Expansion Effective Date, Tenant’s non-designated parking spaces shall be increased from five hundred two  (502)  non-designated parking spaces to five hundred forty-six (546)  non-designated parking spaces.  Included within the foregoing five hundred forty-six (546) non-designated parking spaces are fifty-seven (57) non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises.  During the period commencing as of the Fourth Expansion Effective Date and continuing through the Fourth Expansion Space Expiration Date, Tenant shall have the right to use forty-four (44) non-designated parking spaces.  Included within the foregoing forty-four (44) spaces are six (6) non-designated parking spaces located in the parking garage on the lower level of the Building, with direct access to the Building lobby serving the Premises.  Except as modified herein, the use of such non-designated parking spaces shall be subject to the terms of the Lease, as amended hereby.

10.2	Landlord’s Address for Notices. Landlord’s address for notices set forth in Article 18 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“GI TC 850 Winter Street, LLC

c/o GI Partners

188 The Embarcadero, Suite 700

San Francisco, California 94105

Attention:  TechCore Asset Management”

10.3	Landlord’s Address for Payment of Rent. Landlord’s address for the payment of Rent set forth in Section 2.03 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Instructions for Electronic Payments (Wire or ACH):

Wells Fargo Bank, N.A.

ABA Routing #: 121 000 248

Account Name:

Account #:

Lockbox Address:

GI TC 850 Winter Street, LLC

P.O. Box 784550

Philadelphia, Pennsylvania 19178-4550”

10.4

Insurance.  Tenant’s insurance required under Section 4.02 of the Original Lease (“Tenant’s Insurance”) shall include the Fourth Expansion Space.  Concurrent with Tenant’s delivery of this Amendment, Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Section 4.02 of the Original Lease, evidencing that Tenant’s Insurance covers the Original Premises and the Fourth Expansion Space, upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.
11.	Miscellaneous.
11.1

This Amendment, including Exhibit A (Outline and Location of Fourth Expansion Space) and Exhibit B (Personal Property) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

11.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.    In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.    The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.3

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

11.4

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment.  Tenant agrees to indemnify and hold Landlord and the Indemnitees harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

11.5

Any provision of the Lease providing for the indemnification by one party of the second party, including, without limitation, Tenant’s indemnity obligations pursuant to Section 12.01 of the Original Lease, shall survive the termination of the Lease with respect to any claims or liability accruing prior to such termination.

11.6

At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

11.7

Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.    Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App.  § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the lease term (as extended), an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

11.8

This Amendment specifically is contingent upon the termination of that certain Lease dated October 28, 2010  (as amended, the “Prior Tenant Lease”), by and between Landlord (as successor in interest to PDM 850 Unit, LLC, a Delaware limited liability company) and Wilmer Cutler Pickering Hale and Dorr LLP, a Delaware limited liability partnership (“Prior Tenant”) relating to the Fourth Expansion Space.  Landlord currently is negotiating the terms of an agreement with Prior Tenant to terminate the Prior Tenant Lease (the “Prior Tenant Termination Agreement”).  If Landlord fails to enter into the Prior Tenant Termination Agreement with Prior Tenant on or before November 26, 2014 then Landlord may terminate this Amendment by providing written notice thereof to Tenant, whereupon, this Amendment shall be null and void and of no force or effect and the Lease shall continue in full force and effect as if this Amendment had not been executed.

11.9

Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.  The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

GI TC 850 WINTER STREET, LLC,		ALKERMES, INC.,
a Delaware limited liability company		a Pennsylvania corporation

By:	/s/ Tony Lin	By:	/s/ Michael Landine

Name:	Tony Lin	Name:	Michael Landine

Title:	Authorized Person	Title:	Senior Vice President

Dated:	12/30/2014	Dated:	___________________________, 2014

GUARANTOR:

ALKERMES PLC,
an Irish public limited company

		By:	/s/ Shane Cooke

		Name:	Shane Cooke

		Title:	President

		Dated:	___________________________, 2014

EXHIBIT A - OUTLINE AND LOCATION OF FOURTH EXPANSION SPACE

attached to and made a part of the Amendment dated as of December __, 2014, between

GI TC 850 WINTER STREET, LLC, a Delaware limited liability company, as Landlord and

ALKERMES, INC., a Pennsylvania corporation, as Tenant

Exhibit A is intended only to show the general layout of the Fourth Expansion Space as of the beginning of the Fourth Expansion Effective Date.  It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations.  It is not to be scaled; any measurements or distances shown should be taken as approximate.

A-1

EXHIBIT B – PERSONAL PROPERTY

attached to and made a part of the Amendment dated as of December __, 2014, between

GI TC 850 WINTER STREET, LLC, a Delaware limited liability company, as Landlord and

ALKERMES, INC., a Pennsylvania corporation, as Tenant

(2) qty. Wood Conference Tables

(16) qty. Leather Conference Chairs

(4) qty. Receptions high back chairs

(1) qty. Coffee table

(80) qty. Mesh conference chairs with Racks

(24) qty. Folding conference tables with Carts

(1) qty. Gunlock Podium

(2) qty. Oversized Leather Chairs

(2) qty. Bar Height Stool

(1) qty. Cocktail table.

(1) qty. Refrigerator

(2) qty. Microwaves

(1) qty. Dishwasher

(1) qty, 7’ Orange Fabric Bench

(4) qty. 60” Dark Wood Credenzas

(2) qty. Office Suites of Knoll Systems furniture

(4) qty. Knoll Systems Furniture Admin Stations

(12) qty. Built in office Suites (Desk, Overhead shelving, Bookcase, Wardrobe)

(6) qty. Stand-alone Desks

(6) qty. Credenzas

(24) qty.  Task Chair

(18) qty. Office Side Chair

(7) qty.  Shelving Units (Quik Lock)

(18) qty.  36” 3-Drawer Lateral File Cabinets

(10) qty. 36” 5-drawer Lateral File Cabinets

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B-1